EXHIBIT 10.25
STONERIDGE, INC.
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is by and between Stoneridge, Inc., an Ohio corporation (“Employer”), and ___(“Executive”), made this 6th day of January, 2006.
RECITALS
A.	Executive is presently employed by Employer as its ___;

B.	Employer wishes to induce Executive to continue as its ___and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);

C.	Employer believes that it is in the best interest of its shareholders for Executive to continue in his position on an objective and impartial basis and without distraction, whether based upon individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual Change in Control; and

D.	In consideration of this Agreement, Executive is willing to continue as Employer’s ___;
     NOW THEREFORE, in consideration of Executive continuing as the ___of Employer and of the mutual promises herein contained, Executive and Employer, intending to be legally bound, hereby agree as follows;
SECTION 1
DEFINITIONS
1.	A “Change in Control” for the purpose of this Agreement will be deemed to have occurred if during Executive’s employment with Employer, at any time:
(a)	the Board of Directors or shareholders of Employer approve a consolidation or merger that results in the shareholders of Employer, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

(b)	the Board of Directors or shareholders of Employer approve the sale of substantially all of the assets of Employer or the liquidation or dissolution of Employer;

(c)	any person or other entity (other than Employer or a subsidiary of Employer or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of Employer representing 35% or more of the voting power of Employer’s outstanding securities; or

(d)	during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by the Nominating and Corporate Governance Committee (if comprised entirely of directors who were in office at the beginning of that period) or at least two-thirds of the directors then still in office who were directors at the beginning of that period.

2.	A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if within two years after the date on which the Change in Control occurred:
(a)	Employer separates Executive from the service of Employer, other than in the case of a Termination For Cause, as hereafter defined;

(b)	Executive separates from the service of Employer after Employer reduces Executive’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at or about the time of the Change in Control;

(c)	Executive separates from service with Employer after Employer assigns Executive duties which are inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred, and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;

(d)	Executive separates from service with Employer after Employer reduces Executive’s base compensation (unless such decrease is proportionate with a decrease in the base compensation of the executive officers of Employer as a group), or materially reduces his group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his pension, retirement or profit-sharing benefits or any benefits provided by Employer’s Long-Term Incentive Plan or any substitute therefor, or excludes him from any plan, program or arrangement, including but not limited to bonus or incentive plans, in which the other executive officers of Employer are included; or

(f)	Executive separates from service with Employer after Employer requires Executive to be based at or generally work from any location more than 100 miles from the geographical center of the city where Executive worked on the date on which the Change of Control occurred (the “Location of Employment”) or Employer over the course of any calendar month requires Executive to be away from his Location of Employment for more than 50% of the business days during that month.

For purposes of this paragraph 2, the term “separates from the service of Employer” shall mean Executive’s death, retirement or termination of employment with Employer. However, the employment relationship shall not be treated as terminated and is treated as continuing intact while Executive is on sick leave or other bonafide leave of absence if the period of leave does not exceed six months, or, if longer, the right to continued employment is guaranteed by contract. Executive will not be treated as having terminated employment to the extent Executive provides more than insignificant services as defined by Internal Revenue Code Section 409A and the regulations thereunder.
3.	A “Termination For Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, the Board of Directors of Employer, or its designee, in good faith determines that termination is because of any one or more of the following:
Executive’s:

(a)	misappropriation of funds from Employer;

(b)	conviction of a felony;

(c)	commission of a crime or act or series of acts involving moral turpitude;

(d)	commission of an act or series of acts of dishonesty that are materially inimical to the best interests of Employer;

(e)	willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within thirty (30) days after Employer gives notice thereof to Executive; or

(f)	failure to cooperate with any Employer investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over Employer or Executive.

4.	“Executive’s Annual Bonus” means the greater of Executive’s average annual bonus over the last three completed fiscal years or the last five completed fiscal years. If Executive has not been employed by Employer for three completed fiscal years, Executive’s Annual Bonus means the average annual bonus awarded to Executive for the completed fiscal years during his employment, or if Executive has not been employed for a complete fiscal year, Executive’s Annual Bonus means an amount equal to the incentive compensation Executive would have been entitled to in the year the Triggering Event occurred calculated upon the assumption that 100% of personal and Employer targets or performance goals were achieved in that year.

5.	“Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.

6.	“Executive Pro Rata Annual Bonus” means an amount equal to the pro rata amount of incentive compensation Executive would have been entitled to at the time of a Triggering Event calculated on the assumption that 100% of personal and Employer targets or performance goals were achieved in the year in which the Triggering Event occurred.
SECTION 2
TRIGGERING EVENT PAYMENTS
1.	Upon the earliest occurrence of a Triggering Event and upon the receipt of the release described in Section 9, Employer shall commence payments to Executive of a benefit, which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer. The payment of the benefit shall be made monthly for a period of twenty-four (24) months on the last business day of the month and shall commence on the last business day of the month immediately following the later to occur of a Triggering Event and the delivery of the release described in Section 9. The monthly payments shall be made in immediately available funds in an amount equal to 1/24th of the sum of (i) two times Executive’s Annual Compensation plus (ii) two times Executive’s Annual Bonus. In addition to making the monthly payments described above, Employer shall pay Executive a lump sum payment equal to the Executive Pro Rata Annual Bonus at the same time it makes the first monthly payment described above. In addition, Employer shall, at its expense, provide Executive, and his family with life and health insurance (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months following the later to occur of a Triggering Event and the delivery of the release described in Section 9; provided, however, Employer shall not be obligated to pay for Health and Welfare Benefits after the date on which Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits Executive and his family received from Employer; provided, further, that if Executive’s continuation in some or all of Employer Health and Welfare Benefits is not available, then Employer shall make additional monthly payments to Executive at the same time it makes the above monthly payments described above equal to the cost of the coverage, as determined solely by Employer for similarly situated employees of Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available. All payments pursuant to this Agreement shall be made less standard required deductions and withholdings. Notwithstanding the above, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”)), Executive’s date of payment shall be made or commence, as applicable, on the date which is six (6) months after the date of Executive’s separation from service with Employer or (b) Executive’s death.

2.	Notwithstanding anything to the contrary above, if any portion of the compensation under the payments pursuant to this Agreement, or under any other agreement with, plan or program of, Employer (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Section 280G of the Code, then the payments to which Executive is entitled under paragraph 1 of this Section 2 above shall be the value of the aggregate total payments that Executive is entitled to receive under paragraph 1, or under any other agreement with, plan or program of, Employer, up to the maximum amount of payments allowed under Section 280G of the Code without being an “excess parachute payment” less 3% of the Total Payments so that Executive is not subject to the tax imposed by Section 4999 of the Code and Employer does not lose its deduction under Section 280G of the Code. The calculation of such potential excise tax liability, as well as the method in which the compensation reduction is applied, shall be conducted and determined by a national accounting firm selected by Employer and those determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction in the payments to be made to Executive, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by Employer and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.

3.	If, notwithstanding the determination of the national accounting firm, the Total Payments are determined by the Internal Revenue Service to be an “excess parachute payment” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to Executive by Employer shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such tax been imposed on any such amount paid or payable to Executive under this Agreement.

4.	If in any future year a determination is made that the decrease described in Section 2, paragraph 2 is not required in order to satisfy such paragraph 2, such payment shall be made as soon as administratively feasible.
SECTION 3
SETOFF
     No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
SECTION 4
ATTORNEY’S FEES
     All attorney’s reasonable fees and related expenses incurred in good faith by Executive in connection with or relating to the enforcement by him of his rights under this Agreement will be paid for by Employer.
SECTION 5
SUCCESSORS AND PARTIES IN INTEREST
     This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer. This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.
SECTION 6
ATTACHMENT
     Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
SECTION 7
NO EMPLOYMENT CONTRACT; TERMINATION
     This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay benefits hereunder to Executive under the agreed upon circumstances. In addition, provided a Change in Control has not occurred, this Agreement shall terminate and be of no further force or effect one year from the date Executive ceases to be a Board-elected officer or key employee (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive) of Employer.

SECTION 8
RIGHTS UNDER OTHER PLANS AND AGREEMENTS
     The Change in Control benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise.
SECTION 9
RELEASE
     As a condition to the payment of the benefits by Employer to Executive pursuant to this Agreement, Executive shall deliver a signed release of claims against Employer. Such release shall be delivered to Employer no later than thirty (30) days following a Triggering Event and shall be in a form and substance reasonably satisfactory to Employer and it must include the operative language substantially similar to the following:
In exchange for the payments set forth in the Change in Control Agreement by and between Stoneridge, Inc. (the “Employer”) and me (the “CIC Agreement”), I and my heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge Employer and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Employer Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which I now have, have had, or may hereafter have against any of the Employer Released Parties from the beginning of my employment with Employer to the date of this release, arising from, connected with, or in any way growing out of, directly or indirectly, my employment by Employer, my service as an officer or key employee, as the case may be, of Employer, the services provided by me to Employer, or any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this release will bar, impair or affect the obligations, covenants and agreements of Employer set forth in the CIC Agreement.
     If the release described in this Section 9 is not timely delivered by Executive to Employer, then this Agreement shall terminate and be of no further force or effect.
SECTION 10
NOTICES
     All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:
Secretary
Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

SECTION 11
GOVERNING LAW AND JURISDICTION
     This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Trumbull County) or the United States District Court for the Northern District of Ohio.
SECTION 12
ENTIRE AGREEMENT AND COMPLIANCE WITH LAW
     This Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument. This Agreement shall be administered to the extent possible in a manner consistent with the provisions of Section 409A of the Code. Further, Employer reserves the right, in its sole discretion, to amend this Agreement to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Employer without the consent of Executive). In particular, to the extent Executive becomes entitled to receive payment subject to Section 409A upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, the timing of payment to Executive will be adjusted accordingly.
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

STONERIDGE, INC.

By ___________________________________

______________________________________
EXECUTIVE